EX-99.d.1.a

AMENDMENT

TO

INVESTMENT ADVISORY AGREEMENT

AMENDMENT, dated August 18, 2023 between ABRDN FUNDS (the “Trust”) and ABRDN INC. (the “Adviser”) to that certain Investment Advisory Agreement dated February 7, 2008, as amended (the “Agreement”). All capitalized terms used but not defined herein shall have the meanings given to them in the Agreement.

WHEREAS, the Trust and the Adviser desire to amend Exhibit A to the Agreement to reflect certain fund name changes and fund liquidations;

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.	Exhibit A. Exhibit A is hereby deleted in its entirety and replaced as set forth in Attachment 1 hereto.

2.	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3.	Counterparts. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original or facsimile signature of each of the parties hereto. This Amendment may be executed in any number of counterparts, each of which shall be an original against any party whose signature appears thereon, but all of which together shall constitute but one and the same instrument.

4.	Governing Law. This Amendment shall be governed by and construed to be in accordance with the laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the Investment Company Act of 1940, as amended (the “1940 Act”). In the case of any conflict, the 1940 Act shall control.

IN WITNESS THEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first written above.

ABRDN FUNDS

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

ABRDN INC.

By:	/s/ Lucia Sitar
Name:	Lucia Sitar
Title:	Vice President

AMENDED EXHIBIT A
INVESTMENT ADVISORY AGREEMENT
BETWEEN
ABRDN INC. AND ABRDN FUNDS

Fund	Assets	Investment Advisory Fee
abrdn Intermediate Municipal Income Fund	$0 up to $250 million $250 million up to $1 billion $1 billion and more	0.425% 0.375% 0.355%
abrdn U.S. Small Cap Equity Fund	up to $100 million $100 million or more	0.95% 0.80%
abrdn U.S. Sustainable Leaders Smaller Companies Fund	$0 up to $500 million $500 million up to $2 billion $2 billion and more	0.75% 0.70% 0.65%
abrdn China A Share Equity Fund	$0 up to $500 million $500 million up to $2 billion $2 billion and more	0.85% 0.80% 0.75%
abrdn Emerging Markets ex-China Fund	$0 up to $500 million $500 million up to $2 billion $2 billion and more	0.90% 0.85% 0.80%
abrdn Infrastructure Debt Fund (formerly, abrdn Global Absolute Return Strategies Fund)	$0 up to $500 million $500 million up to $1 billion $1 billion and more	0.50% 0.475% 0.45%
abrdn International Small Cap Fund	up to $100 million $100 million or more	0.85% 0.75%
abrdn Emerging Markets Sustainable Leaders Fund	All Assets	0.80%
abrdn Emerging Markets Fund	All Assets	0.90%
abrdn U.S. Sustainable Leaders Fund	$0 up to $500 million $500 million up to $2 billion $2 billion and more	0.75% 0.70% 0.65%
abrdn International Sustainable Leaders Fund	$0 up to $500 million $500 million up to $2 billion $2 billion and more	0.75% 0.73% 0.70%
abrdn Global Equity Impact Fund	$0 up to $500 million $500 million up to $2 billion $2 billion and more	0.75% 0.73% 0.70%
abrdn High Income Opportunities Fund (formerly, abrdn Global High Income Fund)	$0 up to $500 million $500 million up to $1 billion $1 billion and more	0.55% 0.525% 0.50%
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